EXHIBIT 99.3

WILLIAM M. COBB & ASSOCIATES, INC.

Worldwide Petroleum Consultants

12770 Coit Road, Suite 907	(972) 385-0354
Dallas, Texas 75251	Fax: (972) 788-5165

January 16, 2024

Via email: jcoates@protongreen.com, sel@protongreen.com

Mr. John Coates

Proton Green LLC

2000 Bering Drive, Suite 210

Houston TX 77057

Dear Mr. Coates,

As requested by Proton Green LLC (Proton Green), William M. Cobb & Associates, Inc. (Cobb & Associates) has prepared this resource and cash flow evaluation associated with the planned sales of beverage-grade carbon dioxide (BG CO2) at the St. Johns Field. This is an updated version of the December, 2023 analysis, incorporating revisions to the electrical expansion costs and BG CO2 recovery efficiency, applying an accelerated facility installation schedule, and adding a $200 per ton BG CO2 price sensitivity case.

Based on project timing, rate estimates, capital cost, operating cost, and estimated sales price information supplied by Proton Green, BG CO2 sales can be considered an add-on (incremental) project to the ongoing helium development project currently under way and planned for the St. Johns Field. Therefore, this analysis considers only the incremental costs and revenues associated with BG CO2 production.

The base costs are assumed to be borne by the helium development project (well capital and operating costs, flow lines, gas re-injection costs, any radon separation and treatment costs, and facility operating costs for helium recovery). This base helium development project (the “40/160/310 MMCF/D Case”) is described in the January 16, 2024 report (the Helium Report). The well drilling timing and production rates assumed for the helium development project are shown in Table 1 (note, existing wells are included in this table).

St. Johns Field CO2 Sales Evaluation
January 16, 2024

Table 1: Potential Helium Project Schedule

	40/160/310 MMCF/D Case
Year	Tot MCF/Day	Helium MCF/Day	Production Wells	Injection Wells	Total Wells Drilled
2024	0	0	3	0	3
2025	36,127	151	14	0	14
2026	156,127	653	24	10	34
2027	307,363	1,285	18	1	19
2028	310,000	1,296	84	1	85
2029	310,000	1,296	47	1	48
2030	310,000	1,296	27	1	28
2031	310,000	1,296	19	1	20
2032	310,000	1,296	15	1	16
2033	310,000	1,296	13		13
2034	310,000	1,296	12		12
2035	310,000	1,296	12		12
2036	310,000	1,296	12		12
2037	310,000	1,296	12		12
2038	310,000	1,296	12		12
2039	310,000	1,296	12		12
2040	310,000	1,296	4		4
2041	293,556	1,227			0
2042	270,952	1,133			0
2043	250,089	1,045			0
2044	230,832	965			0
2045	213,058	891			0
2046	196,652	822			0
2047	181,510	759			0
2048	167,534	700			0
2049	154,634	646			0
2050	142,727	597			0
2051	131,737	551			0

Note: Of 3 2024 Production Wells, 1 is new drill

The BG CO2 project consists of 12 separate plant installations, each consisting of a 500 ton per day (T/D) sales volume BG CO2 plant. The project schedule assumes the plants will be installed as six pairs, with the second plant of each pair bearing a “B” designation. Based on information from Proton Green, field CO2 offtake is assumed to undergo zero shrinkage as it is processed to yield BG CO2. Each plant is assumed to have a 20-year productive life. The construction and production timing and rates for the 12 plants is shown in Table 2, based on information provided by Proton Green.

St. Johns Field CO2 Sales Evaluation
January 16, 2024

Table 2: Beverage Grade Carbon Dioxide Plant Timing and Rates

Plant Number	CO2 Plant Construction Start Date	CO2 Production Start Date	Months to Complete Plant	Field Offtake to Plant (MCF/D)	Plant Beverage Grade CO2 Sales (MCF/D)	Plant Beverage Grade CO2 Sales (T/D)
1	1/2/2024	10/1/2024	9	8,700	8,700	500
1B	1/2/2024	10/1/2024	9	8,700	8,700	500
2	3/2/2024	12/1/2024	9	8,700	8,700	500
2B	3/2/2024	12/1/2024	9	8,700	8,700	500
3	3/2/2024	3/1/2025	12	8,700	8,700	500
3B	3/2/2024	3/1/2025	12	8,700	8,700	500
4	5/2/2024	5/1/2025	12	8,700	8,700	500
4B	5/2/2024	5/1/2025	12	8,700	8,700	500
5	11/1/2024	7/1/2025	8	8,700	8,700	500
5B	11/1/2024	7/1/2025	8	8,700	8,700	500
6	1/2/2025	9/1/2025	8	8,700	8,700	500
6B	1/2/2025	9/1/2025	8	8,700	8,700	500

The ability of the helium project to supply the rates needed by this BG CO2 project was confirmed by plotting the total field rate from the helium project and the production rates needed to supply the 12 plants, Figure 1. Note that the helium project development will need to proceed as described in Table 1 to provide the necessary gas production to the BV CO2 plants.

St. Johns Field CO2 Sales Evaluation
January 16, 2024

Figure 1: Total Project Rate and Rate Dedicated to CO2 Extraction Plants

350,000
300,000
250,000
200,000
150,000
100,000
50,000
0
Rate, MCF/Day
Jan-20
Jan-25
Jan-30
Jan-35
Jan-40
Jan-45
Jan-50
CO2 Production, MCF/Day
Total Field MCF/Day

Each plant’s installation and operating costs are shown in Table 3 based on information provided by Proton Green.

Table 3: Beverage Grade Carbon Dioxide Plant Costs

500 TPD Beverage Grade CO2 Plant	Cost
Pre-Processing	$1,000,000
Plant Capex	$8,150,000
Shipping	$160,000
Construction	$1,630,000
Loading Bays	$500,000
Spare Parts	$300,000
Storage (5500 tons)	$1,000,000
Total Plant Cost	$12,740,000
Electricity Expansion Cost (Plant 1 only)	$3,000,000
Plant Operating cost (monthly)	$16,979
Electricity (monthly) (based on $0.12 per kwh)	164,376

St. Johns Field CO2 Sales Evaluation
January 16, 2024

Assuming $100/Ton BG CO2 price and the Table 3 cost values, the resulting rates and cash flow for the first plant’s initial 24 months is provided in Table 4:

Table 4: Plant 1 Rates and Cash Flow, First 24 Months

Date	Prod. Mo.	CO2 Production MCF/D	CO2 Sales MCF/D	CO2 Sales T/D	CO2 Sales T/Mo	Plant Capital Cost, $	Plant Operating Cost $/Mo	Electrical Cost, $/Mo	Electrical Expansion, $	Revenue, $/Mo	Cash Flow	Cumulative Cash Flow
Nov-23											$0	$0
Dec-23											$0	$0
Jan-24						$12,740,000			$3,000,000		$(15,740,000)	$(15,740,000)
Feb-24											$0	$15,740,000)
Mar-24											$0	$(15,740,000)
Apr-24											$0	$(15,740,000)
May-24											$0	$(15,740,000)
Jun-24											$0	$(15,740,000)
Jul-24											$0	$(15,740,000)
Aug-24											$0	$(15,740,000)
Sep-24											$0	$(15,740,000)
Oct-24	1	8,700	8,700	500	15,220		$16,979	$164,376		$2,435,200	$2,253,845	$(13,486,155)
Nov-24	2	8,700	8,700	500	15,220		$16,979	$164,376		$2,435,200	$2,253,845	$(11,232,310)
Dec-24	3	8,700	8,700	500	15,220		$16,979	$164,376		$2,435,200	$2,253,845	$(8,978,466)
Jan-25	4	8,700	8,700	500	15,220		$16,979	$164,376		$2,435,200	$2,253,845	$(6,724,621)
Feb-25	5	8,700	8,700	500	15,220		$16,979	$164,376		$2,435,200	$2,253,845	$(4,470,776)
Mar-25	6	8,700	8,700	500	15,220		$16,979	$164,376		$2,435,200	$2,253,845	$(2,216,931)
Apr-25	7	8,700	8,700	500	15,220		$16,979	$164,376		$2,435,200	$2,253,845	$36,914
May-25	8	8,700	8,700	500	15,220		$16,979	$164,376		$2,435,200	$2,253,845	$2,290,759
Jun-25	9	8,700	8,700	500	15,220		$16,979	$164,376		$2,435,200	$2,253,845	$4,544,604
Jul-25	10	8,700	8,700	500	15,220		$16,979	$164,376		$2,435,200	$2,253,845	$6,798,448
Aug-25	11	8,700	8,700	500	15,220		$16,979	$164,376		$2,435,200	$2,253,845	$9,052,293
Sep-25	12	8,700	8,700	500	15,220		$16,979	$164,376		$2,435,200	$2,253,845	$11,306,138
Oct-25	13	8,700	8,700	500	15,220		$16,979	$164,376		$2,435,200	$2,253,845	$13,559,983

Incremental economics for the BG CO2 project over the helium development were run for three cases. The base case assumes a BG CO2 sales price at the plant gate of $150/ton, with all costs as supplied by Proton Green. The stress case assumes a BG CO2 sales price of $100/ton and all costs equal to 1.5 times the values supplied by Proton Green. A high price case assumes a BG CO2 sales price of $200/ton, with all costs as supplied by Proton Green. Under these three sets of assumptions the by-plant and total project are economic in all three cases. A summary of the by-plant and total economics is provided in Table 5, and a comparison of the results for the three cases is provided in Figure 2.

St. Johns Field CO2 Sales Evaluation
January 16, 2024

Table 5: Estimated By-Plant and Total Project Incremental Economics

	$100/Ton Sales Price, 1.5 Cost Factor			$150/Ton Sales Price, 1.0 Cost Factor			$200/Ton Sales Price, 1.0 Cost Factor
Plant Number	NPV, $ Millions	Investors Rate of Return	Years to Payout	NPV, $ Millions	Investors Rate of Return	Years to Payout	NPV, $ Millions	Investors Rate of Return	Years to Payout
1	$69	45%	2.8	$146	110%	1.5	$205	147%	1.3
1B	$74	55%	2.4	$148	134%	1.3	$208	179%	1.2
2	$73	55%	2.4	$146	134%	1.3	$205	179%	1.2
2B	$73	55%	2.4	$146	134%	1.3	$205	179%	1.2
3	$71	50%	2.7	$142	112%	1.6	$200	145%	1.4
3B	$71	50%	2.7	$142	112%	1.6	$200	145%	1.4
4	$69	50%	2.7	$140	112%	1.6	$197	145%	1.4
4B	$69	50%	2.7	$140	112%	1.6	$197	145%	1.4
5	$69	57%	2.3	$138	143%	1.3	$194	195%	1.1
5B	$69	57%	2.3	$138	143%	1.3	$194	195%	1.1
6	$68	57%	2.3	$136	143%	1.3	$191	195%	1.1
6B	$68	57%	2.3	$136	143%	1.3	$191	195%	1.1
Total	$842	NA	2.9	$1,701	NA	1.8	$2,384	NA	1.7

Figure 2: Beverage Grade CO2 Project Present Value and Payout Period Results

$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
$ Millions
3.0
2.5
2.0
1.5
1.0
0.5
0.0
Years
$100/Ton Sales Price, 1.5 Cost Factor
$150/Ton Sales Price, 1.0 Cost Factor
$200/Ton Sales Price, 1.0 Cost Factor
NPV, $ Millions
Years to Payout

St. Johns Field CO2 Sales Evaluation
January 16, 2024

Evaluation Stipulations

This potential volumes and values presented in this evaluation is based on the Helium Report’s estimates of in-place and potentially recoverable CO2 gas volumes in the St. Johns Field. Because these gases are not hydrocarbons, they are not subject to the SEC’s or the petroleum industry’s hydrocarbon reserves definitions. However, to put these volumes estimates into a technical context, the corresponding reserves category would be “contingent resources”, as defined by the petroleum industry’s Petroleum Resources Management System, revised in June 2018 (the PRMS).

The PRMS defines “contingent resources” as “Those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations by application of development projects, but which are not currently considered to be commercially recoverable owing to one or more contingencies.” While not petroleum, the CO2 gas contained in the Field otherwise fits this definition. The “contingent” aspect of this resource relates to the current absence of a fully- budgeted development project. Commitments to the execution of both the helium and BG CO2 development projects would remove this contingency for each area subject to development, with volumes moving to reserves categories as commitments, well data, and production data warrant.

No review has been made of the agreements, if any, under which the Field would be developed and operated, nor of any sales agreements. No on-site Field inspection or review of the title to the properties has been carried out. No review has been made of the permitting requirements of this project, nor of the ability of Proton Green to obtain any such needed permits or approvals.

The results presented in the referenced reports are based on geologic and engineering judgment, and as such are estimates. There are uncertainties in the analysis of the available data. Any estimated future production volumes may or may not, in fact, occur. Volumes may increase or decrease as a result of future operations, or as the result of unforeseen geological conditions. Therefore, those results are not warranted or guaranteed as to their accuracy, but represent opinions based on the interpretation of technical data.

Cobb & Associates appreciates this opportunity to be of service to Proton Green. Please let me know if you have any questions.

Sincerely,

WILLIAM M. COBB & ASSOCIATES, INC.
Texas Registered Engineering Firm F-84

/s/ Randal M. Brush
Randal M. Brush, P.E.
President

RMB